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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

   We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3, and the related Prospectus of Reebok International Ltd. (the "Company") for the registration of $250,000,000 aggregate principal amount of 4 1/4% Convertible Debentures due March 1, 2021 (the "Debentures") of the Company and to the incorporation by reference therein of our report dated February 1, 2001, except for Note 15, as to which the date is February 28, 2001, with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                                               Ernst & Young LLP
Boston, Massachusetts
July 20, 2001